Exhibit 99.1

   American States Water Company Announces Election of New Director


    SAN DIMAS, Calif.--(BUSINESS WIRE)--Jan. 25, 2007--Effective January 25, 2007, American States Water Company (NYSE:AWR) elected Diana M. Bonta as a Class I director of the Company to serve until the Company's annual meeting in 2007 or until her successor is duly elected and qualified. Dr. Bonta was also elected as a director of two of the Company's subsidiaries, Golden State Water Company and Chaparral City Water Company.

    "Dr. Bonta's proven leadership experience and strong analytical abilities are highly valued assets that will be of great importance to the Company," said Lloyd Ross, Chairman of the Board of Directors. "We are delighted to have her join the Board of Directors of the Company."

    Diana M. Bonta is the Vice President of Public Affairs of the Kaiser Foundation Health Plan and Hospitals, Southern California Region. She previously served as the Director of the California Department of Health Services from 1999-2004. She is currently a member of the Council on Education in Public Health, a member of the Board of Directors of The Center for the Study of Los Angeles at Loyola Marymount University and a member of the Board of Trustees of the California Health Professions Education Foundation. She also holds advisory positions with the Board of Advisors of the Edmund G. "Pat" Brown Institute of Public Affairs, the Centene Corporation Board of Advisors, the Board of Advisors of the Center for Latino Community, National Council of La Raza, California State University at Long Beach and the Health Advisory Board of the University of Southern California School of Policy, Planning and Development.

    Dr. Bonta holds doctorate and masters degrees in public health from the University of California, Los Angeles, where she currently is an Adjunct Associate Professor at the School of Public Health. She is also a graduate of the nursing program at the State University of New York at Buffalo, which has awarded her the Distinguished Alumni Award. She has received numerous other honors, including the Presidential Citation Award of the American Public Health Association, the California Women's Law Center Annual Pursuit of Justice Award and the National Hispanic Employee Association Excellence in Public Service Award.

    American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 254,000 customers) and to approximately 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to approximately 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, the Company contracts with various municipalities, the U.S. government and private entities to provide various services, including billing and meter reading, water marketing and operation and maintenance of water and wastewater systems.

    CONTACT: American States Water Company
             Robert J. Sprowls
             Senior Vice President, Chief Financial Officer,
             Treasurer and Corporate Secretary
             909-394-3600, extension 647